                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant / /

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                                              INDEPENDENT BANK
                                       CORP.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ------------------------------------------------------------
           (2)  Aggregate number of securities to which transaction applies:
                ------------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ------------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ------------------------------------------------------------
           (5)  Total fee paid:
                ------------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

           Check box if any part of the fee is offset as provided by
/ / Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ------------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ------------------------------------------------------------
           (3)  Filing Party:
                ------------------------------------------------------------
           (4)  Date Filed:
                ------------------------------------------------------------


                                                                 288 UNION STREET
                                                                 ROCKLAND, MASSACHUSETTS 02370
  [LOGO]                                                         (781) 878-6100

--------------------------------------------------------------------------------

                     NOTICE OF ANNUAL STOCKHOLDERS MEETING
                          TO BE HELD ON APRIL 12, 2001

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Independent Bank Corp. will be held at the Sheraton Inn Plymouth, 180 Water Street, Plymouth, Massachusetts 02360 on Thursday, April 12, 2001 at 3:30 p.m., for the following purposes, which are described in the accompanying Proxy
Statement:

    (1) To elect W. Paul Clark, Robert L. Cushing, Benjamin A. Gilmore, II, William J. Spence, and John H. Spurr, Jr. to serve as Class II Directors, each for a term of three years and until their successors have been elected and qualified;

    (2) To increase the maximum number of shares which may be issued pursuant to stock options granted under the 1997 Employee Stock Option Plan from 500,000 to 1,100,000; and,

    (3) To consider and act upon any matters incidental to any of the foregoing purposes, and any other business which may properly come before the Annual Meeting or any adjournments thereof.

    Stockholders of record at the close of business on February 16, 2001 are entitled to receive notice of and to vote at the Annual Meeting and at any adjournment(s) thereof.

By Order of the Board of Directors

Linda M. Campion
Clerk

Rockland, Massachusetts
March 9, 2001

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE, AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THIS MEETING, YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY. YOU MAKE REVOKE ANY PROXY IN WRITING, OR IN PERSON, AT ANY TIME PRIOR TO THE EXERCISE THEREOF.

                     INDEPENDENT BANK CORP. PROXY STATEMENT
                               TABLE OF CONTENTS

                                                                          PAGE(S)
                                                                          -------
I.     Date, Time, And Place Of Annual Stockholders Meeting.............      3

II.    Date Of Proxy Statement..........................................      3

III.   Purposes Of Annual Meeting.......................................      3

IV.    Voting Of Proxies, Revocability Of Proxies, And Voting Procedures      3
       Generally........................................................

V.     Matters To Be Voted Upon At Annual Meeting.......................      4

       A.   Election Of Class II Directors (Notice Item 1)..............      4

       B.   Increasing Shares Which May Be Issued Pursuant To Employee        5
            Stock Option Plan (Notice Item 2)...........................

       C.   Other Matters (Notice Item 3)...............................      5

VI.    Board Of Directors...............................................      5

       A.   Current Members.............................................      5

       B.   Meetings And Compensation For The Board And Its                   7
            Committees..................................................

       C.   Report Of The Company's Audit Committee.....................      8

       D.   Compensation Committee And Stock Option Plan Committee            9
            Interlocks And Insider Participation........................

VII.   Executive Officers Of The Company And Of Rockland................     11

       A.   Current Executive Officers..................................     11

       B.   Report Of The Company's Stock Option Plan Committee And Of       12
            Rockland's Compensation Committee On Executive Compensation
            During 2000.................................................

       C.   Employment Agreements.......................................     14

       D.   Summary Compensation Table And Stock Option Grants..........     16

VIII.  Ownership Of Common Stock And Related Matters....................     20

       A.   Common Stock Beneficially Owned By Any Entity With 5% Or         20
            More Of Common Stock And Owned By Directors And Executive
            Officers....................................................

       B.   Compliance With Section 16(a) Of The Securities Exchange Act     23
            of 1934.....................................................

       C.   Comparative Stock Performance Graph.........................     23

       D.   New Shareholder Rights Agreement/Amendment To By-Laws.......     24

IX.    Submission Of Stockholder Proposals For The 2002 Annual               24
       Meeting..........................................................

X.     Expenses Of Solicitation.........................................     24

XI.    Annual Reports And 10-K Report...................................     25

EXHIBIT A: Audit Committee Charter......................................    A-1

                     INDEPENDENT BANK CORP. PROXY STATEMENT

I.  DATE, TIME, AND PLACE OF ANNUAL STOCKHOLDERS MEETING

    THE BOARD OF DIRECTORS (THE "BOARD") OF INDEPENDENT BANK CORP. (THE "COMPANY") FURNISHES THIS PROXY STATEMENT TO THE HOLDERS OF THE COMPANY'S COMMON STOCK, $.01 PAR VALUE PER SHARE ("COMMON STOCK"), IN CONNECTION WITH THE SOLICITATION OF PROXIES FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS ("ANNUAL MEETING") TO BE HELD AT THE SHERATON INN PLYMOUTH, 180 WATER STREET, PLYMOUTH, MASSACHUSETTS 02360 ON THURSDAY, APRIL 12, 2001 AT 3:30 P.M., AND ALSO FOR USE AT ANY ADJOURNMENTS OF THE ANNUAL MEETING.

II.  DATE OF PROXY STATEMENT

    The Board anticipates that this Proxy Statement will be mailed to stockholders on or about March 9, 2001.

III.  PURPOSES OF ANNUAL MEETING

    The Annual Meeting will be held for the following purposes:

(1) To elect W. Paul Clark, Robert L. Cushing, Benjamin A. Gilmore, II, William
    J. Spence, and John H. Spurr, Jr. to serve as Class II Directors, each for a term of three years and until their successors have been elected and qualified;

(2) To increase the maximum number of shares which may be issued pursuant to stock options granted under the Company's 1997 Employee Stock Option Plan from 500,000 to 1,100,000; and,

(3) To consider and act upon any matters incidental to any of the foregoing purposes, and any other business which may properly come before the Annual Meeting or any adjournments thereof.

IV.  VOTING OF PROXIES, REVOCABILITY OF PROXIES, AND VOTING PROCEDURES GENERALLY

    Each proxy solicited hereby, if properly signed and returned to the Company and not timely revoked, will be voted in accordance with the instructions contained therein. If no contrary instructions are given, each proxy received will be voted:

(1) FOR the election of W. Paul Clark, Robert L. Cushing, Benjamin A. Gilmore, II, William J. Spence, and John H. Spurr, Jr. as Class II Directors;

(2) FOR increasing the maximum number of shares which may be issued pursuant to stock options granted under the Company's 1997 Employee Stock Option Plan from 500,000 to 1,100,000; and,

(3) upon such other matters as may properly come before the Annual Meeting, in accordance with the best judgment of the persons appointed as proxies.

    Any stockholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing with the Clerk of the Company a timely written notice of revocation at the Company's principal executive offices located at 288 Union Street, Rockland, Massachusetts 02370, (ii) submitting a duly executed proxy bearing a later date which is received by the Clerk at least one business day prior to the Annual Meeting, or (iii) appearing at the Annual Meeting and giving the Clerk notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournments thereof and will not be used for any other meeting.

    Only stockholders of record at the close of business on February 16, 2001 ("Voting Record Date") will be entitled to vote at the Annual Meeting and any adjournments thereof. On the Voting Record Date there were 14,257,543 shares of Common Stock of the Company issued and outstanding and the Company had no other class of equity securities outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting. The By-laws of the Company require that the holders of a majority of all shares of Common Stock then outstanding and entitled to vote be present in person or be represented by proxy at the Annual Meeting in order to constitute a quorum for the transaction of business.

    A plurality of votes cast by stockholders present, in person or by proxy, at the Annual Meeting is required for the election of directors. A majority vote of stockholders present, in person or by proxy, at the Annual Meeting is required to approve the increase the number of shares which may be issued pursuant to stock options granted under the Company's 1997 Employee Stock Option Plan. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for transaction of business at the Annual Meeting. Abstentions are counted as a negative vote in the tabulations of the votes on proposals presented to stockholders, whereas broker non-votes are disregarded for purposes of determining whether a proposal has been approved. With regard to the election of directors, votes for which authority to vote is withheld will not be counted in the vote and will have no effect.

V.  MATTERS TO BE VOTED UPON AT ANNUAL MEETING

    A.  ELECTION OF CLASS II DIRECTORS (NOTICE ITEM 1)

    The Articles of Organization provide that the Board shall be divided into three classes as nearly equal in number as possible, and that the members of each class are to be elected for a term of three years and until their successors are elected and qualified. Directors continue to serve until their three year terms expire and until their successors are elected and qualified, unless they earlier die, resign, or are removed from office. One class of directors is to be elected annually, and the Board has nominated Class II Directors for reelection at the Annual Meeting.

    The Company's By-laws govern nominations for Directors and require all nominations--other than those made by the Board--to be made by a stockholder. Written notice of a stockholder's nomination of a Director must include specified matters set forth in the By-laws, must be communicated to the attention of the Clerk of the Company and either delivered to, or mailed and received at, the principal executive offices of the Company not less than 75 nor more than 125 days before the anniversary date of the prior annual stockholders meeting.

    Unless authority to do so has been withheld or limited in the proxy, it is the intention of the persons named as proxies to vote the shares to which the proxy relates for the election of W. Paul Clark, Robert L. Cushing, Benjamin A. Gilmore, II, William J. Spence, and John H. Spurr, Jr. (the "Nominees") to the Board as Class II Directors. Information regarding the Nominees is provided below in the section entitled "Board Of Directors."

    The Company has no reason to believe that any of the Nominees will be unable to serve. If, however, any of the Nominees should not be available for election at the time of the Annual Meeting it is the intention of the persons named as proxies to vote the shares to which the proxy relates, unless authority to do so has been withheld or limited in the proxy, for the election of such other person or persons as may be designated by the Board or, in the absence of such designation, in such other manner as they may, in their discretion, determine. In no event will the proxy be voted for any number of directors greater than five.

                     THE BOARD RECOMMENDS THAT YOU VOTE FOR
                         THE ELECTION OF THE NOMINEES.
                      PROXIES SOLICITED BY THE BOARD WILL
            BE SO VOTED IN THE ABSENCE OF DIRECTION TO THE CONTRARY.

    B. INCREASING SHARES WHICH MAY BE ISSUED PURSUANT TO EMPLOYEE STOCK OPTION PLAN
      (NOTICE ITEM 2)

    In February 1997 the Board adopted the Company's 1997 Employee Stock Option Plan, which was subsequently approved by the Stockholders on April 10, 1997 (the "1997 Plan"). A total of 500,000 shares of Common Stock were reserved for issuance under the 1997 Plan.

    The Stock Option Plan Committee of the Board administers the 1997 Plan. Under the 1997 Plan, either incentive stock options (meeting the requirements of Section 422 of the Internal Revenue Code) or non-statutory options (not intended to meet those requirements) may be granted to persons who are, at the time of grant, employees of the Company or any subsidiary of the Company. Additional information regarding the 1997 Plan and stock options granted thereunder is provided below in the sections entitled "Report Of The Company's Stock Option Plan Committee And Of Rockland's Compensation Committee On Executive Compensation During 2000" and "Summary Compensation Table And Stock Option Grants."

    On January 18, 2001 the Board authorized, subject to stockholder approval, increasing the number of shares of Common Stock which may be issued pursuant to stock options granted under the 1997 Plan from 500,000 to 1,100,000. The 1997 Plan was not otherwise amended, and all of its other provisions remain in full force and effect. The Board believes that increasing the number of shares in this fashion will benefit the Company because providing employees with an opportunity to purchase additional shares of Common Stock should prove helpful in attracting, retaining, and motivating valued employees.

                     THE BOARD RECOMMENDS THAT YOU VOTE FOR
               INCREASING THE SHARES WHICH MAY BE ISSUED PURSUANT
                  TO THE 1997 PLAN FROM 500,000 TO 1,100,000.
                      PROXIES SOLICITED BY THE BOARD WILL
            BE SO VOTED IN THE ABSENCE OF DIRECTION TO THE CONTRARY.

    C.  OTHER MATTERS (NOTICE ITEM 3)

    The proxy also confers discretionary authority with respect to any other business which may come before the Annual Meeting, including rules for the conduct of the Annual Meeting. The Board knows of no other matter to be presented at the Annual Meeting. It is the intention of the persons named as proxies to vote the shares to which the proxies relate according to their best judgment if any matters not included in this Proxy Statement come before the Annual Meeting, unless the proxy states to the contrary.

VI.  BOARD OF DIRECTORS

    A.  CURRENT MEMBERS

    The Board of the Company is currently comprised of the individuals listed below. As there is substantial overlap between the membership of the Board of the Company and the Board of Directors of Rockland Trust Company ("Rockland"), the Company's wholly-owned banking subsidiary, the current membership of the Rockland Board of Directors is also described below. Information is also provided below regarding participation in the Board of Directors of Middleborough Trust Company ("Middleborough"'), which was a wholly-owned banking subsidiary of the Company until its merger with and into Rockland in 1992.

CLASS I DIRECTORS (TERM EXPIRES IN 2003) (DIRECTORS CONTINUING IN OFFICE)

    RICHARD S. ANDERSON. Age 58. Mr. Anderson is an owner and principal executive of Anderson-Cushing Insurance Agency, Inc., an insurance broker in Middleborough, Massachusetts. Mr. Anderson became a Director of the Company and of Rockland in 1992 and served as a Director of Middleborough from 1980 until its merger with Rockland.

    KEVIN J. JONES. Age 49. Mr. Jones is Treasurer of Plumbers' Supply Company, a wholesale plumbing supply company, in Fall River, Massachusetts. Mr. Jones became a Director of Rockland in 1997 and a Director of the Company in 2000.
Mr. Jones also served as a Director of Middleborough for two years until its merger with Rockland in 1992.

    LAWRENCE M. LEVINSON. Age 82. Mr. Levinson is a partner in the Boston, Massachusetts law firm of Burns & Levinson LLP, and has been a practicing attorney in Boston since 1948. Mr. Levinson was a Director of Rockland from 1960 until 1990, at which time he became an Honorary Director of Rockland.
Mr. Levinson has served as a Director of the Company since 1986.

    RICHARD H. SGARZI. Age 58. Mr. Sgarzi is the President and Treasurer of Black Cat Cranberry Corp., a cranberry grower in Plymouth, Massachusetts.
Mr. Sgarzi has served as a Director of Rockland since 1980 and as a Director of the Company since 1994.

    THOMAS J. TEUTEN. Age 60. Mr. Teuten is President of A.W. Perry, Inc. and A.W. Perry Security Corporation, real estate investment companies in Boston, Massachusetts. Mr. Teuten has served as a Director of Rockland since 1975 and as a Director of the Company since 1986.

CLASS II DIRECTORS (TERM EXPIRES IN 2001) (THE NOMINEES)

    W. PAUL CLARK. Age 65. Mr. Clark is the President and General Manager of Paul Clark, Inc., a Ford and Volkswagen dealership in Brockton, Massachusetts. Mr. Clark has served as a Director of Rockland since 1970 and as a Director of the Company since 1986.

    ROBERT L. CUSHING. Age 82. Mr. Cushing is President of the Hanna B.G. Shaw Home for the Aged, Inc., a non-profit retirement living facility in Middleborough, Massachusetts. Mr. Cushing was a Director of Middleborough from 1957 until 1990, when he became an Honorary Director of Middleborough.
Mr. Cushing became a Director of the Company in 1986 and an Honorary Director of Rockland in 1992.

    BENJAMIN A. GILMORE, II. Age 53. Mr. Gilmore is President of Gilmore Cranberry Co., Inc., a cranberry grower in South Carver, Massachusetts, and a member of the Board of Directors of Ocean Spray Cranberries, Inc., a cranberry products company in Lakeville, Massachusetts. Mr. Gilmore became a Director of Middleborough in 1989 and a Director of the Company and of Rockland in 1992.

    WILLIAM J. SPENCE. Age 70. Mr. Spence is President of Massachusetts Bay Lines, Inc., a company which conducts excursion boat rentals, in Boston, Massachusetts, and President of New Boston Concessions, Inc., a food and beverage concessionaire, located in Boston, Massachusetts. Mr. Spence became a Director of Rockland in 1966 and a Director of the Company in 1986.

    JOHN H. SPURR, JR. Age 54. Mr. Spurr is Executive Vice President and Treasurer of A. W. Perry, Inc., a real estate investment company in Boston, Massachusetts. Mr. Spurr became a Director of Rockland in 1985 and a Director of the Company in 2000.

CLASS III DIRECTORS (TERM EXPIRES IN 2002) (DIRECTORS CONTINUING IN OFFICE)

    ALFRED L. DONOVAN. Age 66. Mr. Donovan is an independent consultant specializing in marketing and business strategy, based in Boston, Massachusetts. Mr. Donovan became a Director of Rockland in 1967 and a Director of the Company in 2000.

    E. WINTHROP HALL. Age 65. Mr. Hall is President and Chairman of the Board of Directors of F.L. & J.C. Codman Co., a manufacturer of buffing, polishing, grinding wheels and special machinery in Rockland, Massachusetts. Mr. Hall became a Director of Rockland in 1980 and a Director of the Company in 2000.

    DOUGLAS H. PHILIPSEN. Age 62. Mr. Philipsen was appointed Chairman of the Board of the Company and of Rockland in July 1998. Mr. Philipsen joined Rockland in December 1991 as President, Chief Executive Officer, and a Director. At that time he also became President and a Director of the Company. From October 1987 through November 1990, Mr. Philipsen served as President and Chief Executive Officer of Bank of New England-Worcester, Worcester, Massachusetts, and its predecessor financial institutions, Guaranty Bank & Trust and Consumers Savings Bank.

    ROBERT D. SULLIVAN. Age 58. Mr. Sullivan is President of Sullivan Tire Company, Inc., a retail and commercial tire and automotive repair service with locations throughout Massachusetts, New Hampshire, and Rhode Island.
Mr. Sullivan has been a Director of Rockland since 1979 and became a Director of the Company in 2000.

    BRIAN S. TEDESCHI. Age 50. Mr. Tedeschi is Chairman of the Board of Directors of Tedeschi Realty Corp., a real estate development company in Rockland, Massachusetts. Mr. Tedeschi has served as a Director of Rockland since 1980 and of the Company since 1991.

    With the exception of Messrs. Cushing and Levinson, who are current members of the Board of the Company while Honorary Directors of Rockland, the current membership of the Board of the Company and of the Board of Directors of Rockland is the same.

    B.  MEETINGS AND COMPENSATION FOR THE BOARD AND ITS COMMITTEES

    During 2000 the Board of the Company had 13 meetings and the Rockland Board of Directors had 13 meetings. Director Brian S. Tedeschi attended 9 out of 13 (or 69%) of the meetings of the Company's Board during 2000. Director Lawrence
M. Levinson attended 4 out of 13 (or 31%) of the meetings of the Company's Board during 2000. All other Directors attended more than 75% of the meetings of the Company's Board during 2000.

    The Board has standing Executive, Audit, and Stock Option Plan Committees. The Rockland Board of Directors has standing Executive, Audit, Compensation, and Trust Committees. The Executive Committees of the Company and Rockland are composed of the same permanent and rotating members, with the permanent members of the Executive Committee elected each May. The current permanent members of the Executive Committee of the Company and Rockland are Messrs. Clark (who acts as Chairman of the Executive Committee), Philipsen, Sgarzi, and Teuten. All other members of the Board, except for Messrs. Cushing and Levinson due to their status as Honorary Directors of Rockland, serve on the Executive Committees of the Company and Rockland in a rotating capacity for three months at least once per year.

    No fees were paid to any Director who was an employee of the Company or Rockland for attendance at meetings of the Board in 2000. All non-employee Directors received a $600 fee per meeting for attendance at meetings of the Rockland Board of Directors. Each non-employee director who was a member of the Company's Audit Committee or Rockland's Executive or Audit Committee received a $600 fee per meeting attended. Mr. Clark, the Chairman of the Executive Committees for both the Company and Rockland, received an $825 fee per Executive Committee meeting attended.

Mr. Spurr, the Chairman of the Company's Audit Committee, and Mr. Sullivan, the Chairman of Rockland's Audit Committee, received an $800 fee per meeting attended.

    Those Directors who served as permanent members of the Executive Committees of the Company and Rockland received an annual retainer of $5,000, except that Mr. Clark, the Executive Committee Chairman, received an annual retainer of $8,500. Those Directors who served as rotating members of the Executive Committee of the Company and Rockland received an annual retainer of $4,000.

    The Compensation Committee of Rockland held 19 meetings in 2000. Its membership was comprised of permanent members Messrs. Clark, Sgarzi, and Teuten, plus those Directors serving as rotating members of the Executive Committee of Rockland at the time of the Compensation Committee meeting. No fees were paid to any member of the Compensation Committee for attendance at committee meetings.

    The Stock Option Plan Committee, subject to the provisions of the Company's 1987 Employee Stock Option Plan (the "1987 Plan") and the 1997 Plan (hereinafter collectively referred to as the "Plans"), has plenary authority in its discretion to determine the employees of the Company and Rockland to whom options shall be granted, the number of shares to be granted to each employee, and the time or times at which options should be granted, to interpret the Plans and to prescribe, amend, and rescind rules and regulations relating to the Plans. The 1987 Plan expired in 1997 and no additional stock options may be granted under it. The Stock Option Plan Committee held four meetings in 2000. During 2000, its membership consisted of Messrs. Clark, Sgarzi, and Teuten. Members of the Stock Option Plan Committee are elected each year following the annual meeting of stockholders of the Company.

    Under the Directors' Option Plan, each person who was a non-employee Director of the Company or of Rockland on April 16, 1996 automatically received a non-qualified stock option to purchase 5,000 shares of Common Stock at the then fair market value of the Common Stock. Each person who thereafter becomes a non-employee Director of the Company or of Rockland shall receive, on the first anniversary of his or her election, a non-qualified stock option to purchase 5,000 shares of Common Stock at its then fair market value. Thereafter, each such non-employee Director shall receive a non-statutory stock option to purchase 1,000 shares of Common Stock upon the later of (a) the expiration of one year following his or her election to the Board, or (b) the third business day following the day of the annual meeting of stockholders, at the then current fair market value

    C.  REPORT OF THE COMPANY'S AUDIT COMMITTEE(1)

    During 2000 the Audit Committee of the Company's Board had 4 meetings. Its membership was compromised of Messrs. Spurr (who served as Chairman), Clark, and Cushing.

    Each member of the Company's Audit Committee is independent as defined under the National Association of Securities Dealers' listing standards. The Company's Audit Committee operates under a written charter approved by the Board, a copy of which is attached as Exhibit A to this Proxy Statement.

    The Company's Audit Committee assists the Board by overseeing the audit coverage and monitoring the accounting, financial reporting, data processing, regulatory, and internal control environments. The primary duties and responsibilities of the Company's Audit Committee are to: (1) serve as an independent and objective party to monitor the Company's financial reporting process and internal control systems; (2) review and appraise the audit efforts of the Company's independent

------------------------

(1) This Report of the Company's Audit Committee shall not be deemed to be incorporated by reference into any of the Company's previous filings with the Securities and Exchange Commission ("SEC") and shall not be deemed incorporated by reference into any of the Company's future SEC filings unless the Company expressly states to the contrary in any such filing.

auditors and internal audit department; (3) evaluate the Company's quarterly financial performance, as well as its compliance with laws and regulations;
(4) oversee management's establishment and enforcement of financial policies; and, to (5) provide an open avenue of communication among the independent auditors, financial and senior management, the internal audit department, and the Board.

    The Company's Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2000 with the Company's management and Arthur Andersen LLP, the Company's independent auditors. The Company's Audit Committee has discussed the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees) with Arthur Andersen LLP.

    During the fiscal year ended December 31, 2000, the Company retained and paid Arthur Andersen LLP to provide audit and other services, as follows:

Audit Fees................................................  $189,000
All Other Fees............................................  $228,600

    The Company's Audit Committee has also received the written disclosures and the letter from Arthur Andersen LLP required by Independence Standards Board Standard No. 1 (entitled "Independence Discussion with Audit Committees"), has discussed the independence of Arthur Andersen LLP and considered whether the provision of non-audit services by Arthur Andersen LLP is compatible with maintaining auditor independence, and has satisfied itself as to the auditor's independence.

    Based on the review and discussions noted above, the Company's Audit Committee has recommended to the Board that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the SEC. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if s/he so desires. The Company's Audit Committee also recommended the reappointment of the independent auditors, and the Board concurred in such recommendation.

                                          Submitted by:
                                          John H. Spurr, Jr., Chairman
                                          W. Paul Clark
                                          Robert L. Cushing
                                          Audit Committee
                                          Independent Bank Corp.

    D. COMPENSATION COMMITTEE AND STOCK OPTION PLAN COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION.

    During 2000, Messrs. Clark, Sgarzi, and Teuten, Directors of the Company, served as members of the Stock Option Committee of the Company. As described above, all members of the Company's Board served on the Compensation Committee of the Bank in either a permanent or rotating capacity.

    Rockland leases 2,500 square feet of operations space in Rockland, Massachusetts from A.W. Perry, Inc. for which Rockland paid annual total rent of approximately $41,388 for 2000. Rockland leases 1,606 square feet of space for its North Pembroke lending center and 122 square feet of space for an automated teller machine site from Brigantine Village Realty Trust. During 2000, the total rent for such premises was approximately $50,316. Mr. Teuten is the President of A.W. Perry, Inc. and a trustee of Brigantine Village Realty Trust. Mr. Spurr is the Executive Vice President and Treasurer of A. W. Perry, Inc. These amounts did not exceed 5% of that firm's gross revenues for 2000.

    In August, 1989, A.W. Perry, Inc., a real estate developer, and Rockland entered into a joint venture agreement to develop an office building on a parcel of land containing approximately 186,300 square feet located in Hanover, Massachusetts. Mr. Teuten, a Director of the Company, and Mr. Spurr, also a Director of the Company, are President and Executive Vice President and Treasurer of A.W. Perry, Inc., respectively. Rockland's Asset Management and Trust Services Division is located in this office building. Rental payments for this property in 2000 were approximately $247,200. These amounts did not exceed 5% of that firm's gross revenues for 2000. In November 1997 the aforementioned joint venture entered into a triple net, 99-year ground lease with A. W.
Perry, Inc. with respect to a portion of such land (on which a separate building had been constructed). All of the base rent due with respect to such lease ($450,000) was paid to the joint venture upon execution of the lease. In November, 1997, the joint venture made a distribution of such proceeds to Rockland and A. W. Perry, Inc., in accordance with their respective 50% joint venture interests.

    Until 1998 Rockland provided custodial and trust account services to Burns & Levinson LLP, a law firm of which Mr. Levinson, a Director of the Company, is a partner. During 2000 Burns & Levinson LLP paid approximately $4,206 to Rockland for services rendered during 1999 with respect to completing those custodial and trust account services. Burns & Levinson LLP also furnished legal services to the Company for which it received fees that did not exceed 5% of that firm's gross revenues for 2000. It is anticipated that Burns & Levinson LLP will continue to furnish such legal services in the future.

    During 2000 Rockland paid Paul Clark, Inc. of which Mr. Clark, a Director of the Company, is President, $23,000 for repair services and the purchase by Rockland of one automobile. These amounts did not exceed 5% of that firm's gross revenues for 2000.

    Rockland leases the 2,500 square feet of space at which its Kingston branch is located from Kingston Associates for which Rockland paid total rent of approximately $43,300 in 2000. Rockland leases the 2,195 square feet of space at which its Whitman branch is located from Whitman Associates for which Rockland paid total rent of approximately $40,000 in 2000. The 2,400 square foot Middleborough Square facility is leased from Middleborough Associates for which Rockland paid total rent of approximately $67,000 in 2000. The 2,400 square foot Cranberry Plaza branch in Wareham is leased from the Darman-Tedeschi Trust for which total rent of approximately $49,000 was paid in 2000. Rockland leases 1,800 square feet at which its Rockland Plaza branch is located from the Rockland Plaza Inc. Nominee Trust for which Rockland paid total rent of approximately $29,000 in 2000. Rockland leases the 1,496 square feet of space at which its Pocasset branch is located from Beta Nominee Trust for which Rockland paid total rent of approximately $8,000 in 2000. During 1998, Rockland purchased an office condominium from Tedeschi Realty Corporation for $1,074,000 in order to relocate its Hanover Branch. Rockland paid condominium fees of approximately $14,000 in 2000. Brian S. Tedeschi, a Director of the Company, is affiliated with each of the foregoing lessors.

    Some of the Directors and executive officers of the Company, as well as members of their immediate families and the companies, organizations, trusts, and other entities with which they are associated are, or during 2000 were, also Rockland customers in the ordinary course of business, or had loans outstanding from during 2000, including loans of $60,000 or more. It is anticipated that such persons and their associates will continue to be customers of and/or indebted to Rockland in the future. All such loans were made in the ordinary course of business, did not involve more than normal risk of collectibility or present other unfavorable features, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unaffiliated persons and, when required, were approved by the Rockland Board of Directors. At December 31, 2000, such loans amounted to approximately $14.9 million (12.7% of total stockholders' equity). None of these loans to Directors, executive officers, or their associates are nonperforming.

    In the opinion of management of the Company, the terms of the foregoing transactions were no less favorable to the Company than those it could have obtained from an unrelated party.

VII.  EXECUTIVE OFFICERS OF THE COMPANY AND OF ROCKLAND

    A.  CURRENT EXECUTIVE OFFICERS

    The Executive Officers of the Company and Rockland currently are:

NAME                                                           POSITION                            AGE
----                                   --------------------------------------------------------  --------
Douglas H. Philipsen.................  Chairman of the Board of Directors, President, and Chief     62
                                       Executive Officer of the Company and Rockland
Richard F. Driscoll..................  Executive Vice President, Retail and Operations Division     57
                                       of Rockland
Raymond G. Fuerschbach...............  Senior Vice President and Human Resource Officer of          50
                                       Rockland
Ferdinand T. Kelley..................  Executive Vice President, Commercial Lending Division of     56
                                       Rockland and Executive Vice President, Asset Management
                                       and Trust Services Division of Rockland
Edward H. Seksay.....................  General Counsel of the Company and Rockland                  43
Denis K. Sheahan.....................  Chief Financial Officer and Treasurer of the Company and     35
                                       Rockland

    DOUGLAS H. PHILIPSEN. Information concerning the business experience of Mr. Philipsen, who is also a Director of the Company and Rockland, has been provided previously in the section entitled "Board Of Directors."

    RICHARD F. DRISCOLL. Mr. Driscoll has been Executive Vice President, Retail and Operations Division of Rockland since March 1992. Prior thereto,
Mr. Driscoll served as Executive Vice President--Dealer Lending Division of Fleet Bank--Massachusetts, N.A. from July 1991 to March 1992.

    RAYMOND G. FUERSCHBACH. Mr. Fuerschbach has served as Senior Vice President and Human Resource Officer of Rockland since April 1994. Prior thereto,
Mr. Fuerschbach had been Vice President and Human Resource Officer of Rockland since November 1992. From January 1991 to October 1992 Mr. Fuerschbach served as Director of Human Resources for Cliftex Corp., New Bedford, Massachusetts, a tailored clothing manufacturer and served in the same capacity for Chesebrough-Ponds, Inc., Health-Tex Division, Cumberland, Rhode Island from 1987 to 1991.

    FERDINAND T. KELLEY. Mr. Kelley has served as Executive Vice President, Commercial Lending Division of Rockland, since February 1993 and as Executive Vice President, Asset Management and Trust Services Division of Rockland, since September 1999. Prior thereto, Mr. Kelley served as Senior Vice President and Credit Administrator of Multibank Financial Corp., Dedham, Massachusetts, from August 1992 to January 1993. From February 1990 to July 1991, Mr. Kelley was the Regional President of the Worcester Region (Central Massachusetts) of Bank of New England, N.A., and continued in that position with Fleet Bank of Massachusetts, N.A., from July 1991 to August 1992 following Fleet Bank's acquisition of Bank of New England.

    EDWARD H. SEKSAY. Mr. Seksay has served as General Counsel of the Company and of Rockland since July 2000. Mr. Seksay is a graduate of Suffolk University Law School, where he was Editor-In-Chief of the Law Review. Prior to joining the Company and Rockland, Mr. Seksay was with the Boston, Massachusetts law firm Choate, Hall & Stewart from 1984 to 1991 and with the Boston, Massachusetts law firm Heller, Levin & Seksay, P.C. from 1991 to 2000.

    DENIS K. SHEAHAN. Mr. Sheahan has served as Chief Financial Officer and Treasurer of the Company and Rockland since May 2000. From July 1996 to
May 2000, Mr. Sheahan was Senior Vice President and Controller of the Company and Rockland. Prior thereto, Mr. Sheahan served as Vice President of Finance of BayBanks, Inc., Boston, Massachusetts.

    The term of office of each executive officer of the Company extends until the first meeting of the Board of Directors of the Company following the annual meeting of the Company's stockholders and/or until his earlier termination, resignation, death, removal, or disqualification. The term of office of each executive officer of Rockland extends until his termination, resignation, death, removal, or disqualification. Other than with respect to the employment agreements with Messrs. Philipsen, Driscoll, Fuerschbach, Kelley, Seksay, and Sheahan described below, there are no arrangements or understandings between any executive officer and any other person pursuant to which such person was elected as an executive officer.

    B. REPORT OF THE COMPANY'S STOCK OPTION PLAN COMMITTEE AND OF ROCKLAND'S COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION DURING 2000

    The executive compensation program of the Company and Rockland continues to have four primary components: base salary, annual cash incentive compensation, long-term compensation (equity based opportunities), and benefits. The base salary, cash incentives, and benefits are administered by Rockland's Compensation Committee. The equity-based opportunities are administered by the Stock Option Plan Committee of the Company. The current membership of these Committees is comprised of the Directors of the Company or Rockland set forth below. The Committees strive to balance short and long-term Company performance and shareholder returns in establishing performance criteria. The Committees evaluate executive compensation against these performance criteria and competitive executive pay practices before determining changes in base salary, the amount of any incentive payments, stock option awards, and other benefits.

    In 2000 the Compensation Committee once again engaged Hay Management Consultants ("Hay") to review base salary ranges for Rockland's senior executives. Hay conducts market analyses of cash compensation and uses its proprietary job evaluation process to recommend salary ranges that reflect competitive factors and maintain internal equity, and salary ranges were adjusted based upon Hay's recommendations. Management has used the Hay process since 1993 to establish base salary ranges for most officer positions in Rockland.

    In 1997 the Compensation Committee engaged performance compensation consultants Sibson and Company ("Sibson") to review Rockland's performance based cash compensation program for senior executives and other officers of Rockland. Sibson's review encompassed total compensation, peer compensation levels, and the linkage between cash incentive compensation, plan results, and bank performance. Sibson found that Rockland's compensation program is competitive and has supported performance improvement. Sibson's recommendations were incorporated in the 1998, 1999, and 2000 cash incentive compensation program for senior executives and other officers of Rockland. Cash incentive awards for 2000 were determined in February 2001 based principally on the attainment of strategic objectives for the year 2000, which included a smooth transition following the acquisition of 16 branch offices on Cape Cod and in Brockton from Fleet National Bank and Sovereign Bank, the conversion of Rockland's information technology systems and applications, and measures of asset quality as compared to peer financial institutions.

    In addition to the recommendations of Sibson and Hay, the Bank utilizes SNL Securities SNL EXECUTIVE COMPENSATION REVIEW FOR COMMERCIAL BANKS. This review provides a summary of the compensation of the top five executive officers of all publicly traded U. S. commercial banks as reported in their Proxy Statements.

    In determining compensation for the Chief Executive Officer ("CEO"), the Compensation and Stock Option Plan Committees review the actual performance of the Company as compared to peer financial institutions as well as business plan objectives. The salary paid to Mr. Philipsen was increased effective
April 2000, a performance bonus was awarded (upon completion of the review of the CEO's 1999 performance review in March 2000), and stock options were granted in December 2000. Mr. Philipsen's 2000 performance objectives included new business generation, positioning the

Company to effectively compete within its market in the future, and the attainment of strategic objectives, including completion of the acquisition of 16 branch offices on Cape Cod and in Brockton from Fleet National Bank and Sovereign Bank. A review of the CEO's performance for 2000 was conducted at executive sessions of the Board in July 2000 and again in January 2001. The Compensation Committee will complete its review of the CEO in March 2001.

    In 1994, the Compensation Committee reviewed the objectives of Rockland's qualified and non-qualified retirement plans in light of the Congressional Omnibus Budget Reconciliation Act of 1993 provisions as they affect qualified retirement plan benefits. The Committee established that the objective of its retirement program will be to replace from all Company funded sources, inclusive of social security, approximately 60% of the average of the highest five year annual covered compensation for a full 25 year career, with proportionate reductions for less than a 25 year career. To accomplish this objective for Mr. Philipsen, in December 1994 the Compensation Committee authorized a supplemental retirement program utilizing a split dollar life insurance agreement. In 1998 the Committee amended the objective of its non-qualified retirement program to include incentive compensation in the calculation of retirement income objectives. This was done in response to current peer practices in this area of long-term compensation and is consistent with the results of Hay's published survey of executive retirement practices. In 1999 the Committee authorized a funded Rabbi Trust for Mr. Philipsen to meet the resulting retirement objective.

    Messrs. Driscoll, Fuerschbach, Kelley, and Sheahan were also granted salary increases and a performance bonus by the Compensation Committee effective
April 2000.(2) These actions were based on Rockland's improved results and individual performance within the framework of the salary ranges established using the Hay process and Rockland's cash incentive compensation performance program. Year 2000 performance evaluations for these officers will be completed in March 2001. To accomplish the objectives of the bank's retirement program as stated above, in 1995 the Compensation Committee authorized a supplemental retirement program for Messrs. Driscoll, Kelley, Fuerschbach and, in 2000, for Messrs. Seksay and Sheahan utilizing a split dollar life insurance agreement. In 2000 the committee authorized an additional supplemental retirement program to accomplish the objectives of the retirement program as stated above utilizing split dollar life insurance for Messrs. Kelley and Fuerschbach and a funded Rabbi Trust for Mr. Driscoll. The expenses of these retirement programs are shown in the Summary Compensation Table.

    Messrs. Philipsen, Driscoll, Fuerschbach, Kelley, Seksay, and Sheahan received stock options under the 1997 Plan in December 2000. Each option, as disclosed in the Summary Compensation Table, provides the right to purchase a fixed number of shares at the fair market value on the business day preceding the grant. The number of shares granted to each executive officer in 2000 reflects the Committee's assessment of the individual's relative contribution to the Company, the long-term

------------------------

(2) Richard J. Seaman, who served as Chief Financial Officer and Treasurer, left the Company and Rockland in 2000. Prior to his departure, Mr. Seaman was granted a salary increase and performance bonus for services rendered in 1999. The Compensation Committee had, in 1995 and 2000, also authorized a supplemental retirement program for Mr. Seaman. If Mr. Seaman had still been with the Company and Rockland at the end of 2000, he would have been included in the Summary Compensation Table for the current executive officers of the Company and/or Rockland found below (the footnotes to which explain the items included in the "Other Comp." column), as follows:

NAME AND PRINCIPAL POSITION               YEAR      SALARY     BONUS     # SHARES   OTHER COMP.
---------------------------             --------   --------   --------   --------   -----------
Richard J. Seaman.....................    2000     $171,495     N/A        N/A        $60,353
Chief Financial Officer                   1999      175,505    52,500     11,525       60,960
And Treasurer                             1998      174,538    54,680     10,825       25,231

compensation practices prevalent in the industry, and the impact of such options on shareholder dilution.

W. Paul Clark                   W. Paul Clark                   E. Winthrop Hall
Richard H. Sgarzi               Richard H. Sgarzi               John H. Spurr, Jr.
Thomas J. Teuten                Thomas J. Teuten                Robert D. Sullivan
Stock Option Committee          Compensation Committee
Independent Bank Corp.          Rockland Trust Company

    C.  EMPLOYMENT AGREEMENTS

    In December 1991 the Company and Rockland entered into an employment agreement with Mr. Philipsen for him to serve as President of the Company and President and Chief Executive Officer of Rockland. As amended in 1997, the term of Mr. Philipsen's employment agreement is a rolling three years. The agreement provides Mr. Philipsen with a base annual salary of $320,660, which may be, and has been, increased at the discretion of the Board, the use of a Company-owned automobile, and provides for participation in the various benefit programs provided by the Company, including group life insurance, sick leave and disability, retirement plans and insurance programs. The agreement provides for the establishment by the Company of a Rabbi Trust for the purpose of funding post-retirement taxes, pension payments, and other related expenses which may result from the split dollar agreement previously described. In the event of a change of control, the Company is obligated to immediately fund the payment of the remaining premiums due with respect to the split dollar agreement. The employment agreement provides that in the event of an involuntary termination of Mr. Philipsen by Rockland or the Company for reasons other than cause, as defined, or resignation by Mr. Philipsen for "good reason," as defined, Mr. Philipsen would (i) continue to receive his base salary for three years, plus a sum equal to three times the amount of any incentive payment paid to him within the previous 12 months under the Company's Executive Incentive Compensation Plan and (ii) be entitled to continue to participate in and receive benefits under the Company's group health and life insurance programs for three years or, at his election, to receive a grossed up for taxes bonus payment in an amount equal to the cost to the Company of Mr. Philipsen's participation in such plans and benefits for such three year period. Also, in the event of a termination without cause or a resignation for good reason, all the stock options granted to Mr. Philipsen pursuant to the agreement would remain exercisable for a period of three months following the date of his termination. Resignation for "good reason" under the employment agreement, means, among other things, the resignation of Mr. Philipsen after (i) the Company or Rockland, without the express written consent of Mr. Philipsen, materially breaches the agreement to his substantial detriment; (ii) the Board of the Company or of Rockland, without cause, substantially changes Mr. Philipsen's core duties or removes his responsibility for those core duties, so as to effectively cause him to no longer be performing the duties of Chief Executive Officer and President of Rockland and President of the Company; (iii) the Board of the Company or of Rockland without cause, places another executive above Mr. Philipsen in the Company or Rockland or (iv) a change of control, as defined, occurs.
Mr. Philipsen is required to give the Company or Rockland 30 days notice and an opportunity to cure in the case of a resignation effective pursuant to clauses
(i) through (iii) above.

    The Company and/or Rockland have also entered into employment agreements with the following executive officers (the "Executives"):

NAME AND TITLE                              DATE OF EMPLOYMENT AGREEMENT
--------------                              ----------------------------
Richard F. Driscoll.......................  March 1992
Executive Vice President

Raymond G. Fuerschbach....................  October 1994
Senior Vice President and
Human Resource Officer

Ferdinand T. Kelley.......................  February 1993
Executive Vice President

Edward H. Seksay..........................  October 2000
General Counsel

Denis K. Sheahan..........................  April 2000
Chief Financial Officer and Treasurer

    These agreements, as amended, are terminable at will by either party. These agreements established the original annual base salaries of Messrs. Driscoll, Fuerschbach, Kelley, Seksay, and Sheahan at $158,600, $84,600, $158,600, $175,000, and $140,000, respectively, and provide that annual base salaries may be increased at the discretion of the Rockland Board of Directors. The employment agreements also provide for the Executives to participate in Rockland's various benefit programs, including group life insurance, sick leave and disability, retirement plans and insurance programs. The employment agreements further provide that if any of the Executives is terminated involuntarily for any reason other than cause, as defined, or if any of the Executives resigns for "good reason," as defined, he would be entitled to continue to (i) receive his salary for twelve months (unless such termination or resignation follows a change of control, as defined, in which case the Executives shall receive a lump sum payment equal to 24 months salary, plus a lump sum payment equal to two times the greater of (x) the amount of any incentive payment paid out within the previous 12 months under the Company's Executive Incentive Compensation Plan or (y) the amount of any incentive payment paid out during the 12 months prior to such change of control under the Company's Executive Incentive Compensation Plan) and (ii) participate in and receive benefits under Rockland's group health and life insurance programs for twelve months or, to the extent such plans or benefits are discontinued and no comparable plans or benefits are established, to receive a grossed up for taxes bonus payment equal to the cost to Rockland of the Executives' participation in such plans and benefits for such period (unless such termination or resignation follows a change of control, in which case the Executives shall have the right to participate in and receive such benefits for 24 months or, at his election, to receive a grossed up for taxes bonus payment in an amount equal to the cost to Rockland of the Executives' participation in such plans and benefits for 24 months. In the event of a change of control, the Company is obligated to immediately fund the payment of six years of future premiums due with respect to the split dollar agreement), during a 30 day window period 12 months following the occurrence of a change of control of the Company (as defined) the Executives has the unqualified right to resign for any reason or for no reason and receive the resignation for good reason benefit provided for following the occurrence of a change of control. In addition, in the event any of the Executives are terminated involuntarily for any reason other than for cause or if he resigns for good reason, all incentive stock options granted would immediately become fully exercisable and would remain exercisable for a period of three months following his termination. Resignation for "good reason" under the employment agreements, means, among other things, the resignation of the Executives after
(i) Rockland, without the express written consent of the Executives, materially breaches the agreement to the Executives' substantial detriment; or (ii) the Rockland Board of Directors, or its President and Chief Executive Officer, without cause, substantially changes the Executives' core duties or removes his responsibility for those core duties, so as to effectively cause him to no longer be performing the duties for which the Executives were hired. The Executives are required to give Rockland 30 days notice and an opportunity to cure in the case of a resignation for good reason.

    D.  SUMMARY COMPENSATION TABLE AND STOCK OPTION GRANTS

    The Summary Compensation Table set forth below contains individual compensation information on the Chief Executive Officer and the four other most highly compensated current executive officers of the Company and/or Rockland, based upon salary and bonus received during the last calendar year:

                           SUMMARY COMPENSATION TABLE

                                                           ANNUAL
                                                      COMPENSATION (1)
                                                     -------------------      LONG TERM
                                                                             COMPENSATION
                                                                           AWARD SECURITIES       ALL
                                                                           UNDERLYING STOCK      OTHER
                                                                                OPTION        COMPENSATION
NAME AND PRINCIPAL POSITION                 YEAR      SALARY     BONUS      (# OF SHARES)      (2)(3)(4)
---------------------------               --------   --------   --------   ----------------   ------------
Douglas H. Philipsen....................    2000     $372,199   162,350         19,100          $304,576
Chairman, President,                        1999     $359,427   136,710         20,025          $153,754
and Chief Executive Officer                 1998     $340,920   142,240         18,775          $ 92,096

Richard F. Driscoll.....................    2000     $204,052    65,590         11,575          $114,747
Executive Vice President                    1999     $196,191    55,230         12,125          $ 89,289
                                            1998     $186,431    57,500         11,375          $ 88,403

Raymond G. Fuerschbach..................    2000     $112,968    26,870          7,125          $ 21,254
Senior Vice President                       1999     $108,099    22,620          7,450          $ 21,422
                                            1998     $ 97,659    19,880          5,900          $ 15,243

Ferdinand T. Kelley.....................    2000     $201,956    65,590         11,575          $ 68,421
Executive Vice President                    1999     $196,208    55,230         12,125          $ 70,493
                                            1998     $186,431    57,500         11,375          $ 31,791

Denis K. Sheahan........................    2000     $132,122    62,370         11,000          $  3,845
Chief Financial Officer                     1999     $ 91,251    20,000          4,250          $  2,737
And Treasurer                               1998     $ 84,865    19,420          3,625          $  2,561

------------------------

(1) Does not include the dollar value of certain perquisites and personal benefits, the aggregate amount of which is less than 10% of the total annual compensation shown.

(2) Includes the 401(k) Company matching contributions on behalf of these executive officers: 2000--Mr. Philipsen $5,250, Mr. Driscoll $5,250,
    Mr. Fuerschbach $3,506, Mr. Kelley $5,250, and Mr. Sheahan $3,845;
    1999--Mr. Philipsen $5,000, Mr. Driscoll $5,000, Mr. Fuerschbach $3,198, and Mr. Kelley $5,000; 1998--Mr. Philipsen $5,000, Mr. Driscoll $5,000,
    Mr. Fuerschbach, $2,934, and Mr. Kelley $5,000.

(3) 2000--Consists of $57,042, $80,160, $17,148, and $63,171 in the aggregate
    (premium for term life portion and present value of the benefit aggregated from policy inception to Messrs. Philipsen, Driscoll, Fuerschbach, and Kelley, respectively) related to the purchase of a split dollar life insurance policy(s) for the named executive; 1999--Consists of $59,631, $81,844, $12,094, and $37,903 to Messrs. Philipsen, Driscoll, Fuerschbach, and Kelley, respectively; and, 1998--Consists of $62,029, $83,403, $12,309, and $39,137, and to Messrs. Philipsen, Driscoll, Fuerschbach, and Kelley, respectively. These policies provide supplemental retirement benefits for the executive.

    Under the split dollar agreements the Company has a surety interest in the death benefits or cash surrender value under the policy equal to the amount of premiums paid by the Company.

(4) 2000--Consists of $242,126 and $29,337 liability incurred as part of the Company's obligation to fund certain retirement benefits for Messrs. Philipsen and Driscoll, respectively; 1999--Consists of $89,123 and $2,445 liability incurred as part of the Company's obligation to fund certain retirement benefits for Messrs. Philipsen and Driscoll, respectively. 1998--$25,067 for Mr. Philipsen.

    The following table sets forth individual grants of stock options that were made during the last fiscal year to executive officers. This table is intended to allow stockholders to ascertain the number and size of option grants made during the fiscal year, the expiration date of the grants, and the potential realizable value of such options, assuming that the market price of the underlying security appreciates in value from the date of grant to the end of the term (ten years) at assumed annualized rates of 5% and 10%.

                                                                                           POTENTIAL REALIZABLE
                                                                                             VALUE AT ASSUMED
                                                      PERCENT OF                              ANNUAL RATES OF
                                                        TOTAL                                   STOCK PRICE
                                         NUMBER OF     OPTIONS                               APPRECIATION FOR
                                         SECURITIES   GRANTED TO                                OPTION TERM
                                         UNDERLYING   EMPLOYEES    EXERCISE   EXPIRATION   ---------------------
NAME                                       OPTION      IN 2000      PRICE      DATE (3)       5%          10%
----                                     ----------   ----------   --------   ----------   ---------   ---------
Douglas H. Philipsen..................    19,100(1)      12.9%      11.90     12/20/2010    142,968     362,279
Richard F. Driscoll...................    11,575(2)       7.8%      11.90     12/20/2010     86,641     219,549
Raymond G. Fuerschbach................     7,125(2)       4.8%      11.90     12/20/2010     53,332     135,144
Ferdinand T. Kelley...................    11,575(2)       7.8%      11.90     12/20/2010     86,641     219,549
Edward H. Seksay......................    10,675(2)       7.2%      11.90     12/20/2010     79,905     202,478
                                           5,000(4)       3.4%      11.66     07/30/2010     36,640      92,846
Denis K. Sheahan......................    11,000(2)       7.5%      11.90     12/20/2010     82,337     208,643

------------------------

(1) All of these options become exercisable six months and one day following December 21, 2000.

(2) One-third of such options become exercisable six months and one day following December 21, 2000, one-third of such options become exercisable on January 2, 2002 and one-third of such options become exercisable on January 2, 2003, unless the holder thereof is terminated without cause (as defined in the Option Agreement) or resigns for good reason (as defined in the Option Agreement), in which case, all of such options become immediately exercisable and remain so for three months following such termination.

(3) All of these options may expire earlier than December 20, 2010 under certain circumstances involving termination of employment, disability or retirement of the option holder.

(4) One third-of these options became exercisable February 1, 2001, one-third of these options shall become exercisable on August 1, 2001, and one-third of these options shall become exercisable on August 1, 2002 unless the holder is terminated without cause (as defined in the Option Agreement) or resigns for good reason (as defined in the Option Agreement), in which case, all of these options become immediately exercisable and remain so for three months following termination.

    The following table sets forth, with respect to current executive officers, information with respect to the aggregate amount of options exercised during the last fiscal year, any value realized thereon, the number of unexercised options at the end of the fiscal year (exercisable and unexercisable) and the value with respect thereto.

                                                                                             VALUE OF UNEXERCISED
                                                               NUMBER OF UNEXERCISED         IN THE MONEY OPTIONS
                                     SHARES                 OPTIONS AT FISCAL YEAR END      AT FISCAL YEAR END (1)
                                   ACQUIRED ON    VALUE     ---------------------------   ---------------------------
NAME                                EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                               -----------   --------   -----------   -------------   -----------   -------------
Douglas H. Philipsen.............     38,217     $271,848     67,366         19,100         $ 35,208       $11,340

Richard F. Driscoll..............      7,500       40,031     53,251         23.449          159,882         7,629

Raymond G. Fuerschbach...........      3,350       21,880     31,843         14,057          111,041         4,695

Ferdinand T. Kelley..............     10,000       65,625     50,751         23,449          141,601         7,629

Edward H. Seksay.................         --           --         --         15,675                0        10,556

Denis K. Sheahan.................         --           --      8,634         15,041            4,351         6,796

------------------------

(1) Based upon a closing market price for the Company's Common Stock as of December 31, 2000 of $12.50.

            RETIREMENT PLAN FOR EMPLOYEES OF ROCKLAND TRUST COMPANY

                                               YEARS OF SERVICE
FINAL AVERAGE           ---------------------------------------------------------------
COMPENSATION               10         15         20         25         30         35
------------            --------   --------   --------   --------   --------   --------
$50,000..............   $ 7,719    $11,578    $15,437    $19,296    $20,546    $21,796
$100,000.............   $17,719    $26,578    $35,437    $44,296    $46,796    $49,296
$150,000.............   $27,719    $41,578    $55,437    $69,296    $73,046    $76,796
$160,000.............   $29,719    $44,578    $59,437    $74,296    $78,296    $82,296
$170,000 and
higher...............   $31,719    $47,578    $63,437    $79,296    $83,546    $87,796

    DEFINED BENEFIT PENSION PLAN. In 1994 the Rockland Trust Retirement Plan (the "Plan") formula was amended for participants who retired in 1995 and subsequent years of service. The annual normal retirement benefit under the Plan is equal to (a) 2.0% of final average compensation less (b) .65% of covered compensation as defined for Social Security purposes ("Covered Compensation") times (c) years of service to 25. For participants who had completed 20 or more years of service at December 31, 1994 an additional benefit of .5% times final average compensation times service in excess of 25 years, but not exceeding ten additional years, is provided.

    Examples of approximate annual benefits at normal retirement under the formula are shown above using the 2000 Covered Compensation amount of $35,100 for the offset percentages of the Plan. Benefits for 2000 consider only the first $170,000 of compensation earned by an executive. As of December 31, 2000, Messrs. Philipsen, Driscoll, Fuerschbach, Kelley, and Sheahan had approximately 10, 10, 9, 9, and 4 years of service, respectively.

    The Plan benefit formula for service prior to 1994 is equal to (a) 1 1/2% of a participant's final average compensation times his credited service up to 10 years; plus (b) 2% of his final average compensation times his credited service in excess of 10 years (provided that not more than 20 years of service shall be considered); plus (c) 1/2% of his final average compensation times his credited service in excess of 30 years (provided that no more than 5 years of service over 30 years shall be considered), less the smaller of (i) or
(ii) described as follows: (i) .65% times the participant's years of service up to 35, times the lesser of his average annual compensation or his Covered Compensation; or (ii) 1/2 the sum of (a), (b) and (c) above, substituting the lesser of average annual compensation or Covered Compensation for final average compensation, if less. Plan participants are eligible at normal retirement for the benefit derived from the current formula or, if greater, the benefit for service under the prior Plan formula.

    In January 1997 the Plan was joined with The Financial Institutions Retirement Fund. This merger has provided significant expense reductions which began impacting Rockland in 1997 while continuing to provide the benefit structure discussed above.

VIII.  OWNERSHIP OF COMMON STOCK AND RELATED MATTERS

    A. COMMON STOCK BENEFICIALLY OWNED BY ANY ENTITY WITH 5% OR MORE OF COMMON STOCK AND OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth the beneficial ownership of the Common Stock as of January 31, 2001, with respect to (i) any person or entity who is known to the Company to be the beneficial owner of more than 5% of the Common Stock,
(ii) each Director and the Nominees, (iii) each of the current executive officers, and (iv) all Directors and executive officers of the Company as a group.

                                                               AMOUNT AND
                                                                 NATURE
                                                              OF BENEFICIAL         PERCENT OF
NAME OF BENEFICIAL OWNER                                        OWNERSHIP           CLASS (1)
------------------------                                      -------------         ----------
John Hancock Mutual Life Insurance Company
  P.O. Box 111, Boston, MA 02117............................      820,000               5.75%
The Banc Funds Company
  208 S. LaSalle St., Chicago IL 60604......................      762,171               5.35%
Richard S. Anderson.........................................       20,515(2)
W. Paul Clark...............................................      175,764(3)            1.20%
Robert L. Cushing...........................................       75,600(4)
Alfred L. Donovan...........................................       41,329(5)
*Richard F. Driscoll, Executive Vice President, Retail and
  Operations Division of Rockland...........................       90,123(6)
*Raymond G. Fuerschbach, Senior Vice President and Human
  Resource Officer of Rockland..............................       39,642(7)
Benjamin A. Gilmore, II.....................................       15,592(8)
E. Winthrop Hall............................................       21,210(9)
Kevin J. Jones..............................................       76,221(10)
*Ferdinand T. Kelley, Executive Vice President, Commercial
  Lending Division of Rockland and Executive Vice President,
  Asset Management and Trust Services Division of
  Rockland..................................................       69,828(11)
Lawrence M. Levinson........................................      215,239(12)           1.47%
*Douglas H. Philipsen, Chairman of the Board, President and
  Chief Executive Officer...................................      199,559(13)           1.37%
*Edward H. Seksay, General Counsel..........................        1,667(14)
*Denis K. Sheahan, Chief Financial Officer and Treasurer....       12,383(15)
Richard H. Sgarzi...........................................      145,947(16)           1.00%
William J. Spence...........................................      238,371(17)           1.63%
John H. Spurr, Jr...........................................      331,631(18)           2.27%
Robert D. Sullivan..........................................       37,618(19)
Brian S. Tedeschi...........................................      119,690(20)
Thomas J. Teuten............................................      333,645(21)           2.28%
Directors and executive officers of the Company as a group
  (20 Individuals)..........................................    1,960,961(22)          13.75%

------------------------

   * Executive Officer of the Company and/or Rockland

 (1) Percentages are not reflected for individuals whose holdings represent less than 1%. The information contained herein is based on information provided by the respective individuals and filings pursuant to the Securities Exchange Act of 1934, as amended ("Exchange Act"). Shares are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or to direct the disposition of the shares. Unless otherwise indicated, all shares are beneficially owned by the respective individuals. Shares of Common Stock which are subject to stock options exercisable within 60 days of January 31, 2001 are deemed to be outstanding for the purpose of computing the amount and percentage of outstanding Common Stock owned by such person. See section entitled "Summary Compensation Table And Stock Option Grants."

 (2) Includes 9,000 shares which Mr. Anderson has a right to acquire immediately through the exercise of stock options granted pursuant to the Company's 1996 Non-Employee Directors' Stock Option Plan (the "Directors' Option Plan").

 (3) Includes 44,752 shares owned by Paul Clark, Inc. and 6,306 shares owned by Paul Clark Investment Co., as to which Mr. Clark has sole voting and investment power, and 12,335 shares owned by Mr. Clark's wife, as to which shares Mr. Clark has shared voting and investment power. Includes 9,000 shares which Mr. Clark has a right to acquire immediately through the exercise of stock options granted pursuant to the Directors' Option Plan.

 (4) Includes 3,200 shares owned by Mr. Cushing and his wife, jointly, and 7,200 shares owned by his wife, individually. Mr. Cushing shares voting and investment power with respect to such shares. Includes 20,000 shares owned by a non-profit organization of which Mr. Cushing is an officer and director. Mr. Cushing has voting and dispositive power with respect to such shares. Includes 9,000 shares which Mr. Cushing has a right to acquire immediately through the exercise of stock options granted pursuant to the Directors' Option Plan.

 (5) Includes 9,000 shares which Mr. Donovan has a right to acquire immediately through the exercise of stock options granted pursuant to the Directors' Option Plan. Includes 2,674 shares held by Ellien L. Donovan Trust of which Mr. Donovan is a Trustee.

 (6) Includes 7,500 shares owned by Mr. Driscoll and his wife, jointly, and 2,196 shares owned by his wife, individually. Mr. Driscoll shares voting and investment power with respect to such shares. Includes 61,084 shares which Mr. Driscoll has a right to acquire through the exercise of stock options granted pursuant to the 1987 Plan and the 1997 Plan.

 (7) Includes 36,292 shares which Mr. Fuerschbach has a right to acquire through the exercise of stock options granted pursuant to the 1987 Plan and the 1997 Plan.

 (8) Includes 842 shares owned by Mr. Gilmore and his wife, jointly, and 543 shares owned by his wife, individually. Mr. Gilmore shares voting and investment power with respect to such shares. Includes 9,000 shares which Mr. Gilmore has a right to acquire immediately through the exercise of stock options granted pursuant to the Directors' Option Plan.

 (9) Includes 9,000 shares which Mr. Hall has a right to acquire immediately through the exercise of stock options granted pursuant to the Directors' Option Plan.

 (10) Includes 6,000 shares owned by Mr. Jones and his wife, jointly, 6,528 shares owned by his wife, individually and 30,000 shares owned by his children. Includes 5,000 shares owned by Plumbers' Supply Company, of which Mr. Jones is Treasurer. Mr. Jones shares voting and investment power with respect to such shares. Includes 8,000 shares which Mr. Jones has a right to acquire immediately through the exercise of stock options granted pursuant to the Directors' Option Plan.

 (11) Includes 110 shares owned by Mr. Kelley and his wife jointly, and 58,584 shares which Mr. Kelley has a right to acquire through the exercise of stock options granted pursuant to the 1987 Plan and the 1997 Plan.

 (12) Includes 10,668 shares held in a charitable trust, as to which Mr. Levinson is sole trustee and, as such, has sole voting and investment power with respect to such shares. Includes 2,412 shares owned by Mr. Levinson's wife, individually, and 4,008 shares owned by Mr. Levinson's children. Mr. Levinson shares voting and investment power with respect to the shares owned by his children but not with respect to the shares owned by his wife. Includes 9,000 shares which Mr. Levinson has a right to acquire immediately through the exercise of stock options granted pursuant to the Directors' Option Plan.

 (13) Includes 25,519 shares owned by Mr. Philipsen's wife, as to which Mr. Philipsen may be deemed to have shared voting and investment power, and 67,366 shares which Mr. Philipsen has a right to acquire through the exercise of stock options granted pursuant to the 1987 Plan and the 1997 Plan.

 (14) Includes 1,667 shares which Mr. Seksay has a right to acquire through the exercise of stock options granted pursuant to the 1997 Plan.

 (15) Includes 11,259 shares which Mr. Sheahan has a right to acquire through the exercise of stock options granted pursuant to the 1997 Plan.

 (16) Includes 32,000 shares held by Standish Realty Trust of which Mr. Sgarzi is a Trustee. Includes 9,000 shares which Mr. Sgarzi has a right to acquire immediately through the exercise of stock options granted pursuant to the Directors' Option Plan.

 (17) Includes 51,090 shares owned by Mr. W. Spence's wife. Mr. W. Spence may be deemed to have shared investment and voting power with respect to such shares. Mr. W. Spence disclaims beneficial ownership of such shares. Includes 24,327 shares held by a trust, of which Mr. Spence is a Trustee. Includes 9,000 shares which Mr. W. Spence has a right to acquire immediately through the exercise of stock options granted pursuant to the Directors' Option Plan.

 (18) Includes 12,995 shares held in various trusts, as to which Mr. Spurr is a trustee and, as such, has voting and investment power with respect to such shares. Includes 523 shares owned by Mr. Spurr's wife, individually and 300,613 shares owned of record by A. W. Perry Security Corporation, of which Mr. Spurr is Executive Vice President and Treasurer. Includes 3,000 shares which Mr. Spurr has a right to acquire immediately through the exercise of stock options granted pursuant to the Directors' Option Plan.

 (19) Includes 20,044 shares held in various trusts, as to which Mr. Sullivan is a trustee and, as such, has voting and investment power with respect to such shares. Includes 7,596 shares owned of record by Sullivan Tire
      Co., Inc., of which Mr. Sullivan is President. Includes 40 shares owned by Mr. Sullivan's son, of which Mr. Sullivan is custodian and as such, has voting and investment power with respect to such shares and 9,000 shares which Mr. Sullivan has a right to acquire immediately through the exercise of stock options granted pursuant to the Directors' Option Plan.

 (20) Includes 1,200 shares owned by Mr. Tedeschi's wife individually, 15,146 shares owned by Mr. Tedeschi's daughter, and 15,146 shares owned by Mr. Tedeschi's son. Mr. Tedeschi may be deemed to have shared voting and investment power with respect to such shares. Includes 9,000 shares which Mr. Tedeschi has a right to acquire immediately through the exercise of stock options granted pursuant to the Directors' Option Plan.

 (21) Includes 7,909 shares owned by Mr. Teuten's wife individually, 1,500 shares held in a trust of which Mr. Teuten is a co-trustee and his wife is a beneficiary, 10,992 shares held in a trust over which Mr. Teuten has investment power and his wife is a remainderman, and 300,613 shares owned of record by A.W. Perry Security Corporation, of which Mr. Teuten is President and a Director. Mr. Teuten shares investment and voting power with respect to such shares. Includes

      9,000 shares which Mr. Teuten has a right to acquire immediately through the exercise of stock options granted pursuant to the Directors' Option Plan.

 (22) This total has been adjusted to eliminate any double counting of shares beneficially owned by more than one member of the group.

    B.  COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Exchange Act requires the Company's executive officers and directors to file reports on Forms 3, 4, and 5 to indicate ownership and changes in ownership of Common Stock with the Securities and Exchange Commission and to furnish the Company with copies of such reports.

    Based solely upon a review of the copies of such forms and amendments thereto and upon written representations that no Forms 5 were required to be filed, the Company believes that during the year ending December 31, 2000, all
Section 16(a) filing requirements applicable to the Company's executive officers and directors were complied with, except that Mr. Thomas J. Teuten, a director of the Company, failed to file a timely Form 4 with respect to three transactions that occurred in July 1999, October 1999 and April 2000, respectively.

    C.  COMPARATIVE STOCK PERFORMANCE GRAPH

    The stock performance graph below compares the cumulative total stockholder return of the Common Stock from December 31, 1995 to December 31, 2000 with the cumulative total return of the NASDAQ Market Index (U.S. Companies) and the NASDAQ Bank Stock Index. The lines in the table below represent monthly index levels derived from compounded daily returns that include all dividends. If the monthly interval, based on the fiscal year end was not a trading day, the preceding trading day was used. The index level for all series was set to 100.0 on December 31, 1995.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                    12/1995  12/1996  12/1997  12/1998  12/1999  12/2000
Independent Bank Corp.                100.0    146.5    262.8    254.1    188.2    194.8
Nasdaq Stock Market (US Companies)    100.0    123.0    150.7    212.5    394.9    237.6
Nasdaq Bank Stocks                    100.0    132.0    221.1    219.6    211.1    241.1

    D.  NEW SHAREHOLDER RIGHTS AGREEMENT/AMENDMENT TO BY-LAWS

    On September 14, 2000, the Board adopted a new shareholder rights agreement (the "New Rights Agreement") to take effect on May 3, 2001, when the existing shareholder rights plan expires.

    The New Rights Agreement incorporates several changes in accepted corporate governance that have taken place over the last decade. The New Rights Agreement grants shareholders certain rights which become exercisable if: any person or group acquires 15% or more of the Common Stock; or, if any person or group owning more than 10% of the Common Stock is deemed "adverse" by the Board of Directors. The Board of Directors also amended and restated Section 2 of the Company's By-Laws when the New Rights Agreement was adopted, so that agreement between at least two-thirds (rather than a majority) of shareholders will be required to call a special shareholders meeting. Similar plans have been adopted by approximately half of the FORTUNE 500 companies and by many banks, thrifts, and other financial institutions.

    The New Rights Agreement will expire on May 3, 2011. The Board adopted the New Rights Plan and amended the By-Laws due to the imminent expiration of the existing shareholder rights plan to insure that shareholders receive fair treatment if any person or group attempts to acquire the Company. The New Rights Agreement was not adopted in response to any proposal to acquire the Company.

IX.  SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING

    Any stockholder who wishes to present a proposal for consideration by all of the Company's stockholders at the next annual meeting will be required, pursuant to Rule 14a-8 under the Exchange Act, to deliver the proposal to the Company on or prior to November 9, 2001. In the event the Company receives notice of a stockholder proposal to take action at next year's annual meeting of stockholders that is not submitted for inclusion in the Company's proxy material, or is submitted for inclusion but is properly excluded from the proxy material, the persons named in the proxy sent by the Company to its stockholders intend to exercise their discretion to vote on the stockholder proposal in accordance with their best judgment if notice of the proposal is not received at the Company's principal executive offices by January 23, 2002. Please forward any stockholder proposals to the Clerk, Independent Bank Corp., 288 Union Street, Rockland, Massachusetts 02370.

X.  EXPENSES OF SOLICITATION

    The Company will bear the cost of preparing, assembling, and mailing the Notice Of Annual Stockholders Meeting, this Proxy Statement, and form of proxy for the Annual Meeting. Solicitation of proxies will be made primarily through the use of mails, but regular employees of Rockland may solicit proxies by personal interview or by telephone without additional compensation therefor. The Company will also provide persons, firms, banks and corporations holding shares in their names, or in the names of their nominees, which in either case are beneficially owned by others, proxy material for transmittal to such beneficial owners and reimburse such record holders for their reasonable expenses in so doing. In addition, the Company has retained Corporate Investor
Communications, Inc., Carlstadt, New Jersey, a professional proxy solicitation firm, to assist in the solicitation of proxies. The fee for such services is $4,000 plus certain additional charges and reimbursement for out-of-pocket expenses.

XI.  ANNUAL REPORTS AND 10-K REPORT

    A copy of the Company's Annual Report to Stockholders for the year ended December 31, 2000 is being mailed with this Proxy Statement to all stockholders of the Company. Upon receipt of a written request, the Company will furnish to any stockholder, without charge, a copy of the Company's Annual Report to the SEC on Form 10-K for the year ended December 31, 2000, and a list of the exhibits thereto, which is required to be filed with the Securities and Exchange Commission under the Exchange Act. Any such written request should be directed to the Clerk, Independent Bank Corp., 288 Union Street, Rockland, Massachusetts 02370. The Form 10-K is not part of the proxy solicitation material.

                                          By Order of the Board of Directors
                                          Linda M. Campion
                                          Clerk

Dated: March 9, 2001

                                   EXHIBIT A
                 INDEPENDENT BANK CORP./ROCKLAND TRUST COMPANY
                         JOINT AUDIT COMMITTEE CHARTER
                                  MAY 11, 2000

    The Joint Audit Committee is the principal vehicle through which the Board of Directors fulfills its responsibility to oversee audit coverage for Independent Bank Corp. and Rockland Trust Company and to monitor the accounting, financial reporting, data processing, regulatory and internal control environments. The Committee has the authority to engage legal counsel, independent of the Company and the Company's outside counsel, without first obtaining permission of the Company's Board of Directors or its management.

AUDIT COMMITTEE--STRUCTURE AND MEMBERSHIP REQUIREMENTS

    All Audit Committee members must be able to read and understand fundamental financial statements, including a company's balance sheet, income statement, and cash flow statement. At least one committee member must have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background, including a current or past position as a chief executive or financial officer or other senior officer with financial oversight responsibilities. The members of the Audit Committee shall be appointed by the Board of Directors on the recommendation of the Executive Committee.

                      Audit Committee Member Independence

    A committee member will not be considered "independent" if, among other things, he or she has:

    - Been employed by the corporation or its affiliates in the current or past three years

    - Accepted any compensation from the corporation or its affiliates in excess of $60,000 during the previous fiscal year (except for board service, retirement plan benefits, or non-discretionary compensation);

    - An immediate family member who is, or has been in the past three years, employed by the corporation or its affiliates as an executive officer;

    - Been a partner, controlling shareholder or an executive officer of any for-profit business to which the corporation made, or from which it received, payments (other than those which arise solely from investments in the corporation's securities) that exceed five percent of the consolidated gross revenues of the for-profit business for that year, or $200,000, whichever is more, in any of the past three years; or

    - Been employed as an executive of another entity where any of the company's executives serve on that entity's compensation committee.

    The primary activities of the Audit Committee are:

 (1) Appraise the effectiveness of the internal and external audit efforts through meetings with the internal auditors, the independent public accountants and management.

 (2) Review the reports (or summaries thereof) of the Chief Internal Auditor, Compliance Officer, independent loan review consultant, and the independent public accountants that describe accounting, compliance and loan issues; organizational, operational and data processing control weaknesses; and determine if appropriate corrective action has been taken by management to strengthen all highlighted weaknesses.

 (3) Evaluate the adequacy and effectiveness of the Corporation's accounting policies and procedures, financial reporting structure, compliance procedures, data processing, and related security policies and procedures through discussions with the Chief Internal Auditor, Compliance Officer, independent public accountants, independent loan review consultant, legal counsel, and management.

 (4) Review interim financial statements prior to the bank filing the 10-Q in accordance with SAS 71 as required by the SEC.

 (5) Assure that relevant matters are discussed with the independent auditor. This discussion and communication will include matters related to the conduct of the audit such as the selection of and changes in significant accounting policies, the methods used to account for significant unusual transactions, the effect of significant accounting policies in controversial or emerging areas, the process used by management in formulating sensitive accounting estimates, and the basis for the auditor's conclusions regarding the reasonableness of these estimates. Also review significant adjustments arising from the audit, disagreements with management over the application of accounting principles, the basis for management's accounting estimates and the disclosures in the financial statements. Discuss the quality, not just acceptability, of the Company's accounting principles on a quarterly basis.

 (6) Obtain a written statement from the independent auditors regarding relationships and services which may affect objectivity and independence. The statement should disclose all non-attest services provided by the independent auditors. Recommend that the full Board take appropriate action to ensure the independence of the external auditors. The independent auditor is ultimately accountable to the Board of Directors and the Audit Committee.

 (7) Review and reassess the adequacy of the Audit Committee Charter and the independence of the Audit Committee members on an annual basis. The annual Proxy Statement will include a discussion of the independence of Audit Committee members and the guidance provided to the Audit Committee by a written Charter. A copy of the Charter will be included in the Proxy Statement at least once every three years.

 (8) Review the Company's regulatory examination reports and ensure that appropriate actions have been taken by management.

 (9) Review assessment of compliance with laws and regulations as presented by the Compliance Officer and ensure that appropriate actions have been taken by management.

 (10) Review management assertion and external auditor attestation report required by FDICIA Section 112, prior to submission to the Federal Deposit Insurance Corporation.

 (11) Direct special projects or investigations considered necessary by the Committee or the Board of Directors.

 (12) Report to the Board of Directors on a regular basis.

 (13) Monitor compliance with the Corporate Code of Ethics and Insider Trading Policy on a quarterly basis.

 (14) Review management's plans for engaging the Company's independent public accountants to perform significant management advisory services in order to preclude potential conflicts of interest.

 (15) The Committee has the authority and responsibility to select, evaluate and replace the independent auditor. Also, approve the independent public accountant's engagement letter and fee schedule.

 (16) Review and approve the overall audit plans of the independent public accountants and internal auditors.

 (17) Periodically review and approve the Internal Audit Department Charter.

 (18) Provide input to the Chief Internal Auditor on Committee meeting agenda items.

 (19) Perform annual performance review of the Chief Internal Auditor.

/X/ PLEASE MARK VOTES
    AS IN THIS EXAMPLE


-------------------------------------------------------------------------------

                             INDEPENDENT BANK CORP.

-------------------------------------------------------------------------------

Mark box at right if an address change or comment has been noted on the reverse
side of this card.                                                   / /

CONTROL NUMBER:

RECORD DATE SHARES:





Please be sure to sign and date this Proxy.              Date
-------------------------------------------------------------------------------



--------Stockholder sign here---------------Co-owner sign here-----------------


1.ELECTION OF DIRECTORS.


  To elect (01) W.Paul Clark, (02) Robert L. Cushing, (03) Benjamin A. Gilmore, II, (04) William J. Spence, and (05) John H. Spurr, Jr. to serve as Class II Directors, each for a term of three years and until their successors have been elected and qualified.

             For All             With-          For All
             Nominees            hold            Except

               / /               / /              / /

  NOTE: If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the name(s) of the nominee(s). Your shares will be voted for the remaining nominee(s).



2.To increase the maximum number of shares which may be issued pursuant to stock options granted under the 1997 Employees Stock Option Plan from 500,000 to 1,100,000; and


                For             Against           Abstain

                / /              / /               / /

3.To consider and act upon any matters incidental to any of the foregoing purposes, and any other business which may properly come before the annual meeting or any other adjournments thereof.

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

DETACH CARD                                                       DETACH CARD



                             INDEPENDENT BANK CORP.

Dear Stockholder:

Please take note of the important information enclosed with this Proxy Ballot. There are two issues related to the management and operation of your Company that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Stockholders, April 12, 2001.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Independent Bank Corp.

                             INDEPENDENT BANK CORP.

The undersigned, having received a Notice of Meeting and Proxy Statement of the Board of Directors dated March 9, 2001 (hereinafter the "Proxy Statement"), hereby appoint(s) Douglas H. Philipsen, Linda M. Campion and Tara M. Villanova or any one or more of them attorneys or attorney of the undersigned (with full power of substitution in them and in each of them), for and in the name(s) of the Undersigned to attend the Annual Meeting of Stockholders of Independent Bank Corp. to be held at the Sheraton Inn, 180 Water Street, Plymouth, Massachusetts 02360 on Thursday, April 12, 2001, at 3:30 p.m. and any adjournment or adjournments thereof, and there to vote and act in regard to all powers the undersigned would possess, if personally present, and especially (but without limiting the general authorization and power hereby given) to vote and act in accordance with the instructions set forth on the reverse side hereof as follows:

Attendance of the undersigned at said Annual Meeting or any adjournments thereof will not be deemed to revoke this proxy unless the undersigned shall, prior to the vote, affirmatively indicate thereat to the clerk of the Company his or her intention to vote said shares in person. If a fiduciary capacity is attributed to the undersigned, this proxy is signed by the undersigned in that capacity.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSALS 1 AND 2 ON THE REVERSE SIDE HEREOF. IF NO INSTRUCTIONS ARE INDICATED, THE UNDERSIGNED'S VOTE WILL BE CAST IN THE ELECTION OF THE DIRECTORS FOR THE NOMINEES LISTED IN THE PROXY STATEMENT AND FOR EACH OF THE OTHER NOTICE ITEMS SET FORTH BELOW AND DESCRIBED IN THE PROXY STATEMENT.

The undersigned hereby confer(s) upon said attorneys and proxies and each of them, discretionary authority to vote (a) upon any other matters or proposals not known at the time of solicitation of this proxy which may properly come before the Annual Meeting, and (b) with respect to the selection of directors in the event any nominee for director is unable to stand for election due to death, incapacity or other unforeseen emergency.

-------------------------------------------------------------------------------
        PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE
                               ENCLOSED ENVELOPE.
-------------------------------------------------------------------------------


HAS YOUR ADDRESS CHANGED?                     DO YOU HAVE ANY COMMENTS?

-------------------------------------         ---------------------------------

-------------------------------------         ---------------------------------

-------------------------------------         ---------------------------------

IBC INDEPENDENT                                 288 Union Street
    BANK CORP.                                  Rockland, Massachusetts 02370
    PARENT OF ROCKLAND TRUST COMPANY            (781) 878-6100
    -------------------------------------------------------------------------



                                        March 9, 2001


Dear Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders of Independent Bank Corp. The meeting will be held at the Sheraton Inn Plymouth, 180 Water Street, Plymouth, Massachusetts 02360 on Thursday, April 12, 2001, at 3:30 p.m. The matters to be considered by stockholders at the Annual Meeting are described in detail in the accompanying materials.

    It is very important that you be represented at the Annual Meeting regardless of the number of shares you own or whether you are able to attend the meeting in person. I urge you to mark, sign and date your proxy card today and return it in the envelope provided, even if you plan to attend the Annual Meeting. This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

    Your continued support of, and interest in, Independent Bank Corp. are sincerely appreciated.

                                        Sincerely,

                                        /s/ Douglas H. Philipsen

                                        Douglas H. Philipsen
                                        Chairman of the Board,
                                        President and
                                        Chief Executive Officer